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                                                                   Exhibit 11.01


                          VERITAS Software Corporation

             STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS
                    (in thousands, except per share amounts)

                                                                    Three Months Ended
                                                                          March 31,
                                                                  -----------------------
                                                                    1997           1996
                                                                  -------         -------
Net income ..............................................         $ 3,752         $ 2,614

Weighted average common shares outstanding ..............          13,612          13,255
Common stock equivalents resulting from stock options
     (treasury stock method) ............................           1,074             874
                                                                  -------         -------
Total common and common equivalent shares for calculation
     of primary net income per share ....................          14,686          14,129
Additional dilutive effect due to stock options .........              --              --
                                                                  -------         -------
Total common and common equivalent shares for calculation
     of fully diluted net income per share ..............          14,686          14,129
                                                                  =======         =======
Net income per primary common and common equivalent
     share ..............................................         $  0.26         $  0.19
                                                                  =======         =======


Since the difference between primary and fully diluted net income per share is less than 3%, fully diluted net income per share is not presented.

All share and per share data for prior periods have been adjusted to reflect a 3 for 2 stock split effective September 30, 1996.



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